EXHIBIT 21

The Allied Defense Group, Inc.

LIST OF SUBSIDIARIES

1. ARC Europe, S.A., a Belgian Corporation

Wholly-owned and majority owned Belgian subsidiary of ARC Europe S.A.

  Mecar S.A.

2. Allied Research Corporation Limited, a U.K. Corporation

3. Energa Corporation

4. News/Sports Microwave Rental, Inc.

5. Mecar USA, Inc.

E-4